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                                                                   Exhibit 10.10

                              Contract No. 125H/96

                               OPERATIONS CONTRACT
                                     FOR THE
                         FLAG NETWORK OPERATIONS CENTER

THIS AGREEMENT is entered into the 30th day of June, 1997 between FLAG Limited, a company organized and existing under the laws of Bermuda and having its principal place of business at Richmond House, Fifth Floor, 12 Par-la-ville Road, Hamilton HM08 Bermuda ("FLAG") and Emirates Telecommunications Corporation, a company organized and existing under the laws of the United Arab Emirates ("UAE") and having its principal place of business at the intersection of Sheikh Zayed II Street and Sheikh Rashid bin Saeed Al Maktoum Road, Abu Dhabi, UAE ("ETISALAT").

WHEREAS, FLAG and ETISALAT wish to cooperate in the operation of FLAG's proposed network operations center (the "FNOC") in Fujairah, UAE.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, FLAG and ETISALAT hereby agree as follows:

1.       LOCATION OF FNOC

1.1 The FNOC shall be located on the fourth floor (the "Permanent Location") of a new building owned by ETISALAT, located in Fujairah, UAE (the "Building"), which will also be the location of the landing station at which the FLAG Cable will land in the UAE (the "Landing Station"), provided that until a date after the Ready for Provisional Acceptance Date (the "RFPA Date") under the FLAG Construction and Maintenance Agreement dated December 14, 1994 (the "C&MA") designated by FLAG (which designated date may not be after the later of December 31, 1997 and the date the Building is ready for occupancy) the FNOC will be located in a temporary location acceptable to FLAG provided by ETISALAT at ETISALAT's cost (the "Temporary Location"; the Permanent Location and the Temporary Location, as the case may be, the "Premises"). If the Temporary Location is not the Landing Station, ETISALAT shall provide a two megabit lease line (with diverse routing) from the FNOC to the Landing Station, at no cost to FLAG, until such time as the FNOC can be moved to the Permanent Location. FLAG shall arrange, at its cost and responsibility, for the shifting of the FNOC from the Temporary Location to the Permanent Location.

1.2 ELTISALAT shall provide as much space in the Premises for the FNOC equipment and the Personnel (as hereinafter defined) as FLAG and ETISALAT shall mutually agree is adequate for the successful operation of the FNOC, which shall be limited to maximum of the entire space available on the 4th floor of the building. ETISALAT shall establish a

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         security system so that access to the FNOC will be controlled and restricted to authorized personnel.

1.3 ETISALAT shall furnish all services to the Permanent Location as are similar in standard to ETISALAT's headquarters in Abu Dhabi, including 24 hour air conditioning and emergency power.

2.       PERSONNEL

2.1 FLAG and ETISALAT will jointly recruit and approve approximately 12 (twelve) qualified personnel (such number may change depending on FNOC operational experience with the approval of both FLAG and ETISALAT) to staff the FNOC. In addition to such personnel jointly recruited by FLAG and ETISALAT, FLAG will nominate, subject to ETISALAT's approval, a qualified person to serve as the director of the FNOC (the "Director"), (such jointly recruited personnel and the Director are collectively called the "Personnel"). All Personnel shall be deemed to be employees of ETISALAT. The Personnel shall be administratively under the responsibility of ETISALAT and technically/operationally under the supervision and responsibility of FLAG and will take instructions from the Director or personnel authorized by the Director.

2.2 The Personnel shall have the skills to perform all operations and maintenance functions of the FNOC including but not limited to the following:

         (a)      Surveillance of all elements of the FLAG System.

         (b) Assistance to and direction of the landing parties with regard to trouble resolution.
         (c)      Provisioning of 2 Mb/s and higher circuits.
         (d) Scheduling and monitoring of performance and growth upgrades including periodic preventative maintenance activities, growth in ADMS and DACS, and software upgrades in all equipment.
         (e) Performance analysis studies to include periodic error performance analysis of the transmission network load analysis and the data transmission network.
         (f)      Notification to FLAG of any major outage.
         (g) Coordination of restoration and recovery of facilities due to cable failure.
         (h) Coordination between landing parties and ships during repair operations.
         (i)      Tracking of inventory and repair and return.
         (j)      Operation of restoration reroutes.
         (k)      Preparation of periodic reports to FLAG.

2.3 ET1SALAT will compensate the Personnel nominated by FLAG as agreed between ETISALAT and FLAG. FLAG may provide any additional compensation to such Personnel or any other Personnel as FLAG in its own discretion determines.

2.4 Subject to ETISALAT's employment regulations, FLAG and ETISALAT shall agree on


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         the initial salary levels and other compensation of each of the
         Personnel not nominated by FLAG. Thereafter such Personnel shall be eligible to receive bonuses, raises, end of service awards and other compensation in accordance with ETISALAT's system, without the prior approval of FLAG.

2.5 FLAG will provide training for all Personnel, including a senior engineer to be nominated by ETISALAT (the "Senior Engineer"). The cost of training all Personnel will be borne by FLAG, except for the cost of training the Senior Engineer, which will be borne by ETISALAT.

2.6 Upon at least (30) days notice (except where the circumstances would justify a shorter notice) to ETISALAT, FLAG shall be entitled to require ETISALAT to promptly replace any Personnel.

2.7 In the event ETISALAT incurs any severance, retirement or similar payment obligation in connection with the discharge, resignation or retirement of any Personnel, FLAG shall bear a percentage of such compensation equal to the number of months such Personnel was employed on the FNOC over the total number of months such Personnel was employed by ETISALAT.

3.       ADDITIONAL SUPPORT SERVICES

         ETISALAT shall, upon request of FLAG, provide any reasonable additional support services to FNOC relating to the purpose of this Agreement.

4.       COMPENSATION AND PAYMENT

4.1 FLAG will reimburse ETISALAT at cost plus 25% for the compensation paid by ETISALAT for all Personnel.

         For the purpose of Article 4.1 hereto, cost shall be computed by including salary, housing, furnishing, transport, yearly passage, medical, utilities, education, gratuity (i.e. end of service award), bonus, insurance, passage on recruitment/ repatriation, cost of recruitment and any other benefit directly payable to the Personnel as per the rules and regulations of ETISALAT and/or UAE labour law in force now or in future.

4.2 FLAG shall compensate ETISALAT for the Permanent Location at the rate of US$ 200,000 (US Dollar two hundred thousand only) per year, payable quarterly in advance from the date the FNCC is located in the Permanent Location. Such amount shall cover all furniture, fittings and furnishings, maintenance of facilities and all utility expenses, which shall include electricity, water and cleaning except telecommunication expenses.

         The rent shall be subject to an annual increase of 5% for the first three years starting one


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         year after moving to the Permanent Location. Thereafter such compensation shall be subject to review and revision thereafter.

4.3 FLAG shall reimburse ETISALAT for all additional support services as set forth in sub-Article 3. Services associated with the Personnel overhead, are not considered additional support services for the purpose of this clause.

4.4 ETISALAT shall render invoices to FLAG monthly in arrears for amounts chargeable to FLAG under sub-Articles 4.1 and 4.3. FLAG shall pay each invoice within 30 days from the date of the receipt of such invoice. Invoices for sub-article 4.2 shall be submitted by ETISALAT to FLAG 30 days prior to the commencement of the respective quarter. If FLAG reasonably disputes all or any portion of an invoice, FLAG shall pay the amounts not in dispute, and upon resolution of the disputed amount, FLAG shall immediately pay the amount so resolved.

4.5      Invoices shall be submitted by ETISALAT to:

         FLAG Limited
         Richmond House, 5th Floor
         12 Par-la-ville Road
         Hamilton HM08 Bermuda
         Attn.: Chief Financial Officer

with a copy to:

         FLAG Limited
         Middle East Regional Office
         P.O.  Box 940844
         Amman, Jordan
         Attn.: Executive Vice President

         and shall include all appropriate documentation necessary to demonstrate the nature of the costs covered thereby and compliance with the terms of this Agreement. One original and one copy of each invoice shall be sent by mail, plus one additional copy sent by facsimile on the date of the issue.

4.6 ETISALAT shall keep and maintain, for a period of not less than five years from the date of the document or record, all books, records, vouchers and accounts pertaining to this Agreement, provided that, in the case of documents and records relating to Personnel, ETISALAT shall keep and maintain such documents and records during the period of employment and for five years thereafter. ETISALAT shall give FLAG access (during normal working hours) to all documents and records required to be kept and maintained pursuant hereto. Access to the documents and records will be at ETISALAT's place of


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         business where the documents and records are filed.

5.       TERM

         The term of this Agreement (the "Term") shall commence as of the date hereof and end on the date 25 years after the RFPA Date, which is currently scheduled for September 6, 1997 under the C&MA, unless this Agreement is terminated at an earlier date as provided herein.

6.       TERMINATION

6.1 Both Parties shall have the right to terminate this Agreement upon 12 months notice to the other. In case of termination of this Agreement, FLAG shall at the option of ETISALAT either close down the FNOC or relocate it within UAE. If the FNOC is relocated within the UAE, it shall be subject to ETISALAT's Rules and Regulations, and ETISALAT shall provide, at published ETISALAT's rates, 2 megabits leased line (if available and practical) between the FNOC and the Landing Station. However, notwithstanding this Article FLAG shall always have the right to relocate the FNOC outside the UAE upon the termination of this Agreement.

6.2 Should FLAG wish, upon termination of this Agreement, to have any Personnel continue to work at the FNOC, if permitted by ETISALAT to be relocated within UAE FLAG shall have the right to offer direct employment to such Personnel, subject to ETISALAT's approval.

6.3 If at any time, FLAG fails to pay any invoice after the lapse of 90 days from the due date thereof , ETISALAT shall have the right to terminate this Agreement, not withstanding the provisions of Article
         6.1 above. Also FLAG shall be liable to pay interest at the rate equal to 2 percentage points greater than the London Interbank Offer Rate (LIBOR) for 90 day loans until full and final settlement of such invoice amounts.

6.4 Upon receipt of the notice of termination by either party, unless otherwise agreed by the parties, FLAG shall, within the notice period, remove all of its properties related to the FNOC at its own cost.

6.5 Upon termination of this Agreement ETISALAT shall promptly deliver to FLAG all documents, information and data of whatever nature prepared by the Personnel and/or FLAG or their respective directors, officers, employees, agents, subcontractors or consultants in connection with this Agreement and all other documents, information and data relating to the FNOC in the control of ETISALAT or the Personnel, and ETISALAT shall waive any rights, claim or lien of whatever nature in respect to such documents, information and data.

7.       FLAG ACTIVITIES IN THE UAE

         FLAG confirms and hereby undertakes that, in any case, that it will not
         (i) become a


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         telecommunications common carrier in the UAE, (ii) apply for any license to provide any service directly to the public in the UAE, or
         (iii) sell or lease capacity on the FLAG Cable System directly to the public in the UAE.

8.       INSURANCE

8.1 If requested by FLAG, ETISALAT will endeavor to provide insurance for the equipment in the FNOC under its umbrella policy. FLAG will reimburse ETISALAT for the cost incurred for such insurance. ETISALAT shall deliver a certificate of insurance with reference to the above upon request of FLAG. Such insurance, however, can be cancelled or modified upon 10 days notice to FLAG.

8.2 ETISALAT shall secure and maintain at its own expense during the term of this Agreement workmen's compensation insurance for statutory requirements extended to cover Personnel for liabilities in accordance with ETISALAT's employment rules and regulations and the requirements of UAE labor law.

9.       MAINTENANCE OF THE FNOC EQUIPMENT

         The Personnel will provide for the maintenance of the equipment in the FNOC in accordance with the instructions of FLAG. FLAG shall reimburse ETISALAT for any costs incurred by ETISALAT in connection with such maintenance.

10.      INDEMNIFICATION

         Subject to Article 11, each party shall indemnify and hold the other party harmless against any losses, damages, liabilities, claims or demands, including all costs, expenses and reasonable attorneys' fees on account thereof or in connection with any investigation or preparation related thereto or the enforcement of this indemnification provision, that may be made or incurred as a result of the negligent or willful acts or omissions of the indemnifying party or its employees. However, ETISALAT shall not be responsible in any way, and FLAG shall indemnify ETISALAT, for losses, damages, claims or demands that may be made or incurred as a result of the acts or omissions of Personnel employed by ETISALAT pursuant to this Agreement to the extent they act pursuant to the instructions of FLAG or in the discharge of their official duties as the FNOC Personnel. The indemnified party agrees to notify the indemnifying party promptly of any written claims or demands against the indemnified party for which the indemnifying party would be responsible hereunder. The indemnified party shall not settle or compromise any such claims or demands without the prior written consent of the indemnifying party.

11.      LIABILITY

         Neither party shall be liable to the other for any special, incidental or consequential


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         damages, including lost profits, in any claim arising from this
         Agreement whether in contract, tort or otherwise.

12.      RELATIONSHIP OF THE PARTIES

12.1 Both FLAG and ETISALAT recognize that ETISALAT is acting as an independent contractor and that the relationship between them is not that of partners or joint ventures and nothing contained in this Agreement shall constitute or imply any sort of partnership or joint venture whatsoever between them. Neither FLAG nor ETISALAT shall have the authority or power to act unilaterally for the other or to bind the other except as expressly permitted in this Agreement. The Personnel shall remain employees of ETISALAT and shall not be deemed employees of FLAG.

12.2 Each party shall designate a representative for purposes of this Agreement. ETISALAT agrees to provide the FLAG representative complete cooperation and access to all information relating to the FNOC operations throughout the Term.

13.      DISPUTE RESOLUTION

         Unless settled by mutual agreement, any dispute or difference whatsoever that might arise from the performance or as to the meaning of this Agreement or as to any matter or items of whatsoever nature howsoever arising out of or in connection with this Agreement shall be submitted to arbitration in accordance with and subject to the Rules of Conciliation and Arbitration of the International Chamber of Commerce and finally settled by three arbitrators appointed in accordance with such rules, unless the parties to the arbitration agree upon a single arbitrator under such rules. The place of arbitration shall be The Hague, The Netherlands, and the language of the arbitration shall be English. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The costs of such arbitration shall be borne in equal proportions by the parties to the arbitration, provided that each party shall bear the cost of its own legal counsel.

14.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the UAE.

15.      NOTICES

         Any notice, consent, approval, or other communication pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or served, if sent by hand or by


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         facsimile (with confirmation by the receiving party), or by reputable courier service addressed to the receiving party at its business address or at any other address indicated in writing from time to time hereunder and:

         (a) if sent by hand or reputable courier, shall be deemed to have been received on the day of delivery, provided receipt for delivery is obtained; and

         (b) if sent by facsimile shall be deemed to have been received on confirmation by the receiving party.

         Unless otherwise notified in writing, the addresses and facsimile numbers of the parties are:

         For ETISALAT:

         ETISALAT
         Attn.: Contracts Manager
         Head Office
         P.O.  Box 3838
         Abu Dhabi, UAE
         971-2-317000

         For FLAG:

         FLAG Limited
         Attn.: General Counsel
         Richmond House - Fifth Floor
         12 Par-la-ville Road
         Hamilton HM08 Bermuda
         1-441-296-0938

         with a copy to:

         FLAG Limited
         Attn.: Regional Manager
         Amman Regional Office
         5th Floor - Hamzeh Center
         Shmeissani
         Amman, Jordan
         9626-684-864

         All communications between the parties shall be in the English language.


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16.      ENTIRE AGREEMENT

16.1 This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to the subject matter. This Agreement may be amended only in writing and with the consent of both parties hereto.

16.2 The Parties agree that ETISALAT shall have the option to undertake the running and operation of the FNOC within a maximum period of two years following the date of this Agreement upon sub-contracting or management basis. For this purpose FLAG and ETISALAT shall conduct an annual review of the operations with a view to prepare for and facilitate the utilization of the option by ETISALAT. If within one month of the second annual review the Parties are unable to agree upon the terms and conditions of such utilization ETISALAT shall be entitled to terminate this Agreement with immediate effect notwithstanding the provisions of Article 6.1 above.

17.      ASSIGNMENT AND SUBCONTRACTING

17.1 ETISALAT shall have the right to assign its rights under this Agreement or any part of this Agreement to any of its affiliates, subsidiaries , or otherwise, in each case with the prior written consent of FLAG, which consent shall not be unreasonably withheld.

17.2 FLAG shall have the right to assign its rights under this Agreement or any part of this Agreement to any of its affiliates, subsidiaries or lenders, in each case with the prior written consent of ETISALAT, which consent shall not be unreasonably withheld.

17.3 Any attempted assignment, charge or other transfer or encumbrance in violation of this Article shall be void and of no effect.

18.      SEVERABILITY

         If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

19.      DOCUMENTS, INFORMATION AND CONFIDENTIALITY

19.1 Any drawings, diagrams and specifications or other information supplied to ETISALAT by or on behalf of FLAG hereunder or learned or otherwise obtained by ETISALAT in the performance of its obligations under this Agreement shall be used solely in assisting ETISALAT in the performance of its obligations under this Agreement and shall not be disclosed by ETISALAT, its directors, officers, employees, agents, subcontractors or consultants or any of their respective directors, officers, employees, agents, subcontractors or consultants to any third party without the prior written consent of FLAG except: (i) as is necessary for the performance of its obligations under this


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         Agreement (and then only under conditions of confidentiality as set forth herein), (ii) as required by law or pursuant to court order,
         (iii) if it is or becomes generally available to the public by publication or otherwise, other than by disclosure in violation of this
         Article 19, (iv) if it was within ETISALAT's possession prior to being furnished to ETISALAT by or on behalf of FLAG, (v) if it becomes available to ETISALAT on a non-confidential basis, or (vi) if it was independently developed by ETISALAT without reference to the information provided by FLAG. ETISALAT shall give notice to FLAG reasonably in advance of any disclosure pursuant to sub-Article 19.1(ii) above.

19.2 Without the written consent of the other, neither party shall make public statement regarding this Agreement or it's operation herein. Prior to any publicity, advertisement and disclosure of information, the contents shall be mutually agreed by the Parties.

20.      CONSENT NOT TO BE UNREASONABLY WITHHELD

         Neither party shall unreasonably withhold any consent or approval on any matter that requires its consent or approval hereunder from the other party and each party shall promptly respond when such consent or approval is requested.

IN WITNESS WHEREOF, FLAG and ETISALAT have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

                                    FLAG LIMITED


                                    By: /s/ JAMAL ABDUL-JALIL
                                        -------------------------------
                                        Name: Jamal Abdul-Jalil
                                        Title: Executive Vice President


                                    EMIRATES TELECOMMUNICATIONS
                                    CORPORATION


                                    By: /s/ ALI SALIM AL OWAIS
                                        -------------------------------
                                        Name: Ali Salim Al Owais
                                        Title: General Manager


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